Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2020 SECOND QUARTER

Operational Performance Partially Offsets Pandemic-Related Headwinds

OKLAHOMA CITY, Oklahoma…July 29, 2020… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the second quarter ended June 30, 2020.

Second Quarter 2020 Summary

•	Net sales of $105.0 million
•	Net loss of $0.4 million
•	Adjusted EBITDA(1) of $29.2 million
•	Pryor facility achieves record UAN and Urea production for the quarter
•	6% increase in agricultural sales volumes, including an 18% increase in UAN sales volumes, versus the second quarter of 2019

“We continued to execute well through a challenging second quarter,” stated Mark Behrman, LSB Industries’ President and CEO.  “Pricing remained an issue, particularly for agricultural products, and demand for our industrial and mining products was depressed due to pandemic-related economic disruptions.  However, despite the accelerating spread of COVID-19 throughout the areas where our plants are located, our facilities continued to operate and production was solid, which enabled us to partially offset the multiple headwinds to our business.  In fact, had pricing been in line with the 2019 second quarter, and industrial demand been consistent with the pre-pandemic levels of just over four months ago, our EBITDA would have improved approximately 10% versus the second quarter of 2019. We believe that demonstrates the improvements we have made in our core operations and is representative of LSB’s potential in a more normalized environment.  We see significant opportunity to further enhance our operational efficiency, which we believe will translate into continued financial improvement and put us in a good position to take advantage of a recovery in demand and pricing in our end markets.”

“The nitrogen chemical industry continued to be pressured during the second quarter. Pricing for all major agricultural product categories was impacted by the continued oversupply of ammonia in our primary end markets, along with greater imports and decreased exports of some of our downstream products.  Industrial and mining product volumes declined as a result of pandemic-related weakness in demand in several of our end markets.

“Despite this, our facilities once again performed well during the second quarter.  As anticipated, our Pryor facility delivered a significant increase in UAN production volume as a result of our installation of a new urea reactor in late 2019.  We remain on plan to surpass our 2019 operating rates in 2020 as a result of the maintenance and upgrade work that we completed over the past several years. We expect these improvements to lead to a significant production volume improvement in 2020 as compared to 2019.”

_______________________________________________________________________________________________________________________________

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

“With the spread of COVID-19 again increasing throughout much of the U.S., our top priority remains the health and safety of our employees. We’ve doubled down on the protocols and procedures we enacted back in March including: daily health screenings, temperature checks and questionnaires, use of proper personal protective equipment, regular disinfections and cleaning of equipment and workspaces, social distancing, working from home where appropriate, and quarantining of employees as necessary. Our efforts have continued to prove successful, and we will maintain our discipline in this regard for however long the current health risk persists.”

“Looking ahead to the second half of 2020, while much of the U.S. economy has at least partially reopened, substantial uncertainty remains in our end markets for the balance of the year.  On the agricultural side, corn acres planted for the 2020 planting season are now expected to be approximately 92 million, which is below the USDA’s previous forecast of 97 million acres, but up from 2019 plantings of 89 million acres.  While lower expected corn acres planted is a positive for expected ending corn inventory, reduced demand from ethanol-related consumption due to the stay-at-home orders we experienced in the U.S. combined with strong yields projected from the 2020 planting season, all point to expected higher ending corn inventory, which will impact crop pricing and challenge fertilizer pricing for the balance of 2020. With respect to industrial and mining products, much hinges on the ability of the economy to continue to gradually increase levels of activity. We are seeing pockets of recovery in this part of our business and expect continued improvement in the second half of 2020.”

Mr. Behrman concluded, “Our primary focus remains on the health and safety of our employees and all of the people we interact with in the course of performing our daily business activities.  Beyond that, our top priority is continuing to operate our facilities at the levels we have delivered in the past several quarters, which has translated into continued production volume improvement.  We performed well in this regard during the second quarter and thus far in the third quarter, a trend we expect to continue for the balance of the year.  Despite the headwinds to our industry and our business created by COVID-19, given our operational improvements, we continue to project year-over-year improvement in our adjusted EBITDA and cash flow in 2020.”

	Three Months Ended June 30,
	2020		2019
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 64,997	62%	$ 72,476	60%	(10) %
Industrial	29,559	28%	37,177	31%	(20) %
Mining	10,477	10%	11,874	10%	(12) %
	$ 105,033		$121,527		(14) %

Comparison of 2020 to 2019 quarterly periods:

•

Net sales of our agricultural products were down during the quarter relative to the prior year period driven by weaker pricing for agricultural ammonia, UAN, and HDAN. UAN and HDAN price weakness reflected delayed purchases by farmers for the spring planting season, which resulted in significant price reductions by major fertilizer producers.  Agricultural ammonia prices continued to be negatively affected by a buildup of inventory in our primary geographies, resulting from a combination of factors including: the impact of extremely wet weather over the course of 2019 that reduced ammonia fertilizer application over the course of the year, the closure of the Magellan Pipeline in September 2019, which kept a significant volume of product in our Pryor facility’s market that would normally be transported to other areas, and the impact of ammonia producers selling ammonia that would otherwise have been sold into the industrial market into the agricultural market due to the pandemic-related slowdown in the industrial market. Partially offsetting the weaker selling prices was higher sales volume of UAN, largely reflecting the upgrades made to the Pryor facility in late 2019.

•

Net sales of our industrial and mining products decreased due to weaker demand as the COVID-19 pandemic diminished the business activity of several key end markets for our products including the automotive, home building, power generation, and mining markets. Additionally, a large portion of our mining sales contracts are linked to natural gas indexes, and as the cost of natural gas declines, the pricing for these products declines accordingly.

•

The year-over-year change in operating income and adjusted EBITDA was primarily the result of the weaker selling prices partially offset by lower fixed and variable costs as well as favorable settlements with vendors related to recovery of certain costs associated with a nitric acid plant at our El Dorado facility where the negative impact to our results was recognized in a prior year.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended June 30,
Product (tons sold)	2020	2019	% Change
Urea ammonium nitrate (UAN)	111,860	95,183	18%
High density ammonium nitrate (HDAN)	128,018	127,124	1%
Ammonia	28,383	28,228	1%
Other	9,257	10,377	(11) %
	277,518	260,912	6%

Average Selling Prices (price per ton) (A)
UAN	$149	$ 198	(25) %
HDAN	$232	$ 248	(7) %
Ammonia	$250	$ 357	(30) %

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended June 30,
Product (tons sold)	2020	2019	% Change
Ammonia	62,108	78,697	(21) %
Nitric acid	19,048	22,271	(14) %
Other Industrial Products	9,587	8,948	7%
	90,743	109,916	(17) %

Tampa Ammonia Benchmark (price per metric ton)	$ 234	$ 237	(1) %

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended June 30,
Product (tons sold)	2020	2019	% Change
LDAN/HDAN/AN solution	44,354	47,000	(6) %
Input Costs
Average natural gas cost/MMBtu	$ 1.810	$ 2.422	(25) %

Financial Position and Capital Expenditures

As of June 30, 2020, our total cash position was $56.5 million. Additionally, we had approximately $12.6 million of borrowing availability under our Working Capital Revolver giving us total liquidity of approximately $69.1 million. Total long-term debt, including the current portion, was $499.0 million at June 30, 2020 compared to $459.0 million at December 31, 2019. The increase in long-term debt largely reflects a use of funds from our revolver as we preemptively borrowed on the revolver to ensure access to liquidity given the uncertainty surrounding COVID-19. Additionally, during the second quarter of 2020, we received $10.0 million under the Paycheck Protection Program established by the federal government’s CARES Act. The aggregate liquidation value of the Series E Redeemable Preferred at June 30, 2020, inclusive of accrued dividends of $120.0 million, was $259.8 million.

Interest expense for the second quarter of 2020 was $12.5 million compared to $11.3 million for the same period in 2019.

Capital expenditures were approximately $7.2 million in the second quarter of 2020. For the full year of 2020, total capital expenditures related to capital work performed in 2020 are expected to be between $25 million and $30 million, inclusive of investments to be made for margin enhancement purposes.

Conference Call

LSB’s management will host a conference call covering the second quarter results on Thursday, July 30, 2020 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2020; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2019 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Six Months Ended June 30,

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In Thousands, Except Per Share Amounts)
Net sales	$105,033	$121,527	$188,444	$215,679
Cost of sales	86,012	101,850	166,872	188,684
Gross profit	19,021	19,677	21,572	26,995

Selling, general and administrative expense	8,504	8,366	18,510	15,590
Other income, net	(167)	(34)	(635)	(11)
Operating income	10,684	11,345	3,697	11,416

Interest expense, net	12,476	11,315	25,955	22,302
Non-operating other income, net	(128)	(868)	(803)	(644)
Income (loss) before benefit for income taxes	(1,664)	898	(21,455)	(10,242)
Benefit for income taxes	(1,299)	(5,733)	(1,638)	(5,333)
Net income (loss)	(365)	6,631	(19,817)	(4,909)

Dividends on convertible preferred stocks	75	75	150	150
Dividends on Series E redeemable preferred stock	8,689	7,589	16,996	14,845
Accretion of Series E redeemable preferred stock	505	497	1,009	993
Net loss attributable to common stockholders	$(9,634)	$(1,530)	$(37,972)	$(20,897)

Basic and dilutive net loss per common share	$(0.34)	$(0.05)	$(1.35)	$(0.75)

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$56,513	$22,791
Accounts receivable	42,569	40,203
Allowance for doubtful accounts	(397)	(261)
Accounts receivable, net	42,172	39,942
Inventories:
Finished goods	12,968	21,738
Raw materials	1,364	1,573
Total inventories	14,332	23,311
Supplies, prepaid items and other:
Prepaid insurance	5,195	11,837
Supplies	25,221	24,689
Other	9,342	8,303
Total supplies, prepaid items and other	39,758	44,829
Total current assets	152,775	130,873

Property, plant and equipment, net	913,441	936,474

Other assets:
Operating lease assets	20,895	15,330
Intangible and other assets, net	7,554	5,812
	28,449	21,142

	$1,094,665	$1,088,489

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30,	December 31,
	2020	2019
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$45,245	$58,477
Short-term financing	3,834	9,929
Accrued and other liabilities	27,768	25,484
Current portion of long-term debt	11,492	9,410
Total current liabilities	88,339	103,300

Long-term debt, net	487,552	449,634

Noncurrent operating lease liabilities	15,956	11,404

Other noncurrent accrued and other liabilities	5,244	6,214

Deferred income taxes	34,056	35,717

Commitments and contingencies (Note 5)

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $259,796,000 ($242,800,000 at December 31, 2019)	252,898	234,893
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,145,000 ($3,025,000 at December 31, 2019)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,282,000 ($1,252,000 at December 31, 2019)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	197,566	196,833
Retained earnings	19,810	57,632
	223,504	260,593
Less treasury stock, at cost:
Common stock, 1,966,042 shares (2,009,566 shares at December 31, 2019)	12,884	13,266
Total stockholders' equity	210,620	247,327
	$1,094,665	$1,088,489

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated ($ in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income (loss)	$ (365)	$ 6,631	$ (19,817)	$ (4,909)
Plus:
Interest expense	12,476	11,315	25,955	22,302
Depreciation and amortization	17,295	17,397	35,202	34,536
Benefit for income taxes	(1,299)	(5,733)	(1,638)	(5,333)
EBITDA	$28,107	$ 29,610	$ 39,702	$ 46,596

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives. We historically have performed Turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

EBITDA:	$28,107	$29,610	$39,702	$46,596
Stock-based compensation	685	686	1,180	1,298
Unrealized loss (gain) on commodity contracts	(396)	-	131	-
Legal fees (Leidos)	955	1,496	4,242	2,428
Loss (gain) on disposal of assets	(54)	-	(277)	228
Fair market value adjustment on preferred stock embedded derivatives	(120)	(725)	(757)	(524)
Consulting costs associated with reliability and purchasing initiatives	-	313	576	418
Turnaround costs	11	604	11	604
Adjusted EBITDA	$ 29,188	$ 31,984	$ 44,808	$ 51,048

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Agricultural net sales ($ in thousands)	$ 64,997	$ 72,476	$ 106,455	$ 119,296

Less freight	5,530	5,398	9,466	8,587

Agricultural netback sales	$ 59,467	$ 67,078	$ 96,989	$ 110,709